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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934


                                (Amendment No.1)*


                      Restaurant Teams International, Inc.
                                (Name of Issuer)


                                  common stock
                         (Title of Class of Securities)


                                   761265 107
                                 (CUSIP Number)


                                September 6, 1999
             (Date of Event Which Requires Filing of this Statement)


         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
                  [ ]      Rule 13d-1(b)

                  [X]      Rule 13d-(c)

                  [ ]      Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).





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CUSIP NO. 761265 107                   13G                    PAGE 1 OF 4 PAGES
--------------------                                          -----------------


------------------ ------------------------------------------------------------

       1 Names of Reporting persons/I.R.S. Identification Nos. of Above Persons (Entities Only)
                                     Steven Antebi
------------------ ------------------------------------------------------------

       2           Check the Appropriate Box if a Member of a Group    (a) [  ]
                   (See Instructions)                                  (b) [  ]
------------------ ------------------------------------------------------------

       3           SEC Use Only
------------------ ------------------------------------------------------------

       4           Citizenship or Place of Organization
                                     U.S.A.
----------------------------------------------- ----- -------------------------

   Number of                                    5     Sole Voting Power
    Shares                                                     900,000
                                                ----- -------------------------
 Beneficially                                   6     Shared Voting Power
   Owned by                                                    0
                                                ----- -------------------------
     Each                                       7     Sole Dispositive Power
  Reporting                                                    900,000
                                                ----- -------------------------
 Person with                                    8     Shared Dispositive Power
                                                               0
----------------------------------------------- ----- -------------------------

       9           Aggregate Amount Beneficially Owned by Each Reporting Person
                            900,000
------------------ ------------------------------------------------------------

      10           Check if the Aggregate Amount in Row (9) Excludes Certain
                   Shares [  ]
                   (See Instructions)
------------------ ------------------------------------------------------------

      11           Percent of Class Represented by Amount in Row (9)
                            11.3%
------------------ ------------------------------------------------------------

      12           Type of Reporting Person (See Instructions)
                            IN
------------------ ------------------------------------------------------------




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CUSIP NO. 761265 107                    13G                   PAGE 2 of 4 PAGES
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ITEM 1(A)         Name of Issuer:

                           Restaurant Teams International, Inc.

ITEM 1(B)         Address of Issuer's Principal Executive Offices:

                           1705 East Whaley, Longview, Texas 75601

ITEM 2(A).        Name of Person Filing:

                           Steven Antebi

ITEM 2(B).        Address of Principal Business Office or, if None, Residence:

                           345 North Maple Drive,
                           Beverly Hills, California 90210

ITEM 2(C).        Citizenship:

                           U.S.A.

ITEM 2(D).        Title of Class of Securities:

                           common stock

ITEM 2(E).        CUSIP Number:

                           761265 107

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

                  (a) [ ] Broker or dealer registered under Section 15 of the
                          Exchange Act.

                  (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange
                          Act.

                  (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

                  (d) [ ] Investment company registered under Section 8 of the
                          Investment Company Act.

                  (e) [ ] An investment adviser in accordance with Rule
                          13-1(b)(1)(ii)(E);

                  (f) [ ] An employee benefit plan or endowment fund in
                          accordance with Rule 13d-1(b)(1)(ii)(F);




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CUSIP NO. 761265 107                    13G                   PAGE 3 of 4 PAGES
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                  (g) [ ] A parent holding company or control person in
                          accordance with Rule 13d-1(b)(1)(ii)(G);

                  (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

                  (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

                  (j) [ ] Group, in accordance with Rule 13-d-1(b)(1)(ii)(J).

         If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

ITEM 4.  OWNERSHIP.

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a) Amount beneficially owned: On September 6, 1999, Mr. Antebi acquired an additional 300,000 shares of common stock bringing the total to 900,000. Mr. Antebi has sole power to dispose or direct the disposition of such 900,000 shares of common stock.

         (b)      Percent of class:   11.3%

         (c)      Number of shares as to which the person has:

                  (i)      Sole power to vote or to direct the vote    900,000

                  (ii)     Shared power to vote or to direct the vote  0

                  (iii)    Sole power to dispose or to direct the disposition of
                              900,000

                  (iv)     Shared power to dispose or to direct the disposition
                              of      0

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable.




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CUSIP NO. 761265 107                      13G                 PAGE 4 of 4 PAGES
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ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
         SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

ITEM 10.  CERTIFICATIONS.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.




                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  September 10, 1999


                                               /s/ Steven Antebi
                                               --------------------------------
                                                   Steven Antebi